Filed pursuant to Rule 433

Registration Statement Nos.:

333-144261, 333-144261-01,

333-144261-02, 333-144261-03,

333-144261-04, 333-144261-05,

333-144261-06 and 333-144261-07

Final Term Sheet, December 13, 2007

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS: Aa2/A+/AA- (STABLE/STABLE/POSITIVE)

MATURITY: NOVEMBER 1, 2012

TRADE DATE: DECEMBER 13, 2007

SETTLEMENT DATE: DECEMBER 20, 2007 (T+5)

COUPON: 4.95% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH NOVEMBER 1 AND MAY 1, COMMENCING MAY 1, 2008 AND ENDING ON MATURITY DATE (OR NEXT BUSINESS DAY, ADJUSTED MODIFIED FOLLOWING)

DAY COUNT: 30/360

PRINCIPAL AMOUNT: US$ 800,000,000 (TO BE FUNGIBLE AND CONSOLIDATED WITH THE US$ 1,000,000,000 FIXED RATE NOTES ISSUED ON NOVEMBER 1, 2007 AS FURTHER DESCRIBED IN THE FINAL TERM SHEET DATED OCTOBER 25, 2007 RELATING TO SUCH NOTES, THEREBY FORMING A SINGLE ISSUE WITH SUCH NOTES WITH AN AGGREGATE PRINCIPAL AMOUNT OF US$ 1,800,000,000)

PRICE TO PUBLIC: 99.211%, PLUS ACCRUED INTEREST, IF ANY, FROM AND INCLUDING NOVEMBER 1, 2007 TO BUT EXCLUDING DECEMBER 20, 2007

ALL-IN PRICE: 99.161%, PLUS ACCRUED INTEREST, IF ANY, FROM AND INCLUDING NOVEMBER 1, 2007 TO BUT EXCLUDING DECEMBER 20, 2007

PROCEEDS TO ISSUER: US$ 793,288,000, PLUS ACCRUED INTEREST, IF ANY, FROM AND INCLUDING NOVEMBER 1, 2007 TO BUT EXCLUDING DECEMBER 20, 2007

PRICING BENCHMARK: 3.375% UST DUE 11/2012

BENCHMARK YIELD: 3.534%

SPREAD TO BENCHMARK: T+160 BASIS POINTS

ALL-IN COUPON TO ISSUER: 5.146%

REDEMPTION: NOT REDEEMABLE BY THE COMPANY PRIOR TO MATURITY

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP NUMBER: 06406HBE8

BOOKRUNNERS: DEUTSCHE BANK SECURITIES INC., GOLDMAN, SACHS & CO.

CO-MANAGERS: BARCLAYS CAPITAL INC., BNY CAPITAL MARKETS, INC.

BILLING & DELIVERY AGENT: GOLDMAN, SACHS & CO.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling DEUTSCHE BANK SECURITIES INC. toll free at 1-800-503-4611 or GOLDMAN, SACHS & CO. toll free at 1-866-471-2526.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.